Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in (i) the Registration Statements filed on Form F-3 (File Nos. 333-84226, 333-128361, 333-129962, 333-130040 and 333-155937) and in any related Prospectus and (ii) the Registration Statements on Form S-8 (File Nos. 333-11368, 333-11414, 333- 13038, 333-13664, 333-13668, 333-14254, 333-14252, 333-81564, 333-92220, 333-108833, 333-125075, 333-137354 and 333-149631) of our reports dated March 16, 2009, with respect to the consolidated financial statements and schedules of ING Groep N.V., and the effectiveness of internal control over financial reporting of ING Groep N.V., included in this Annual Report (Form 20-F) for the year ended December 31, 2008.
Amsterdam, The Netherlands
March 16, 2009
Ernst & Young Accountants